Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214268

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 24, 2017

PROSPECTUS SUPPLEMENT
(to Prospectus dated November 7, 2016)

12,500,000 Shares

Costamare Inc.
COMMON STOCK

We are selling 12,500,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “CMRE.” The last reported sale price of our common stock on May 23, 2017 was $7.93 per share.

Members of the Konstantakopoulos family, who in the aggregate own a majority of our common stock, have agreed to purchase approximately $10,000,000 of shares of our common stock in the offering.

Investing in our common stock involves risk. Please read the section entitled “Risk Factors” on page S-12 of this prospectus supplement and beginning on page 3 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 14, 2017 before you make an investment in our shares.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Costamare Inc.	$	$

(1)	See “Underwriting” for additional information about total underwriter compensation. The underwriters will not receive an underwriting discount or commission on the sale of approximately $10,000,000 of shares of our common stock to members of the Konstantakopoulos family.

We have granted the underwriters a 30-day option to purchase up to an additional 1,875,000 shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about  , 2017.

Joint Bookrunners

Morgan Stanley      Wells Fargo Securities      J.P. Morgan      Citigroup      Stifel

 , 2017

i

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation by Reference.” To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and should be read together with the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including the risk factors on page S-12 of this prospectus supplement and beginning on page 3 of our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 14, 2017 (our “Annual Report on Form 20-F”).

Unless we otherwise specify, when used in this prospectus supplement, the terms “Costamare,” the “Company,” “we,” “our” and “us” refer to Costamare Inc. and its subsidiaries and/or any one of them, except that when such terms are used in this prospectus supplement in reference to the common stock, they refer specifically to Costamare Inc.

We use the term “twenty foot equivalent unit,” or “TEU,” the international standard measure of containers, in describing the capacity of our containerships.

Before making your investment decision, you should carefully read the prospectus and the documents referred to in “Where You Can Find Additional Information” and “Incorporation by Reference” for information about us, including our financial statements.

Unless otherwise indicated, all references to currency amounts in this prospectus supplement and the accompanying prospectus are in U.S. dollars.

Unless otherwise indicated, all data regarding our fleet and the terms of our charters is as of May 22, 2017 and references to our fleet at future dates assume there have been no additional acquisitions, including acquisitions pursuant to the Framework Deed dated as of May 15, 2013 and as amended and restated on May 18, 2015 (the “Framework Deed”) between the Company and its wholly-owned subsidiary, Costamare Ventures Inc. (“Costamare Ventures”), on the one hand, and York Capital Management Global Advisors LLC and an affiliated fund (collectively, together with the funds it manages or advises, “York”), on the other, by vessel-owning joint venture entities in which we hold a minority equity interest (any such jointly-owned vessel, including any vessel under construction, referred to as a “Joint Venture vessel”) and no dispositions.

Our Company

We are an international owner of containerships, chartering our vessels to many of the world’s largest liner companies. As of May 22, 2017, we had a fleet of 72 containerships with a total capacity of approximately 473,000 TEU, making us one of the largest public containership companies in the world based on total TEU capacity. At that date, our fleet consisted of (i) 69 vessels in the water, aggregating approximately 454,000 TEU and (ii) three newbuild vessels aggregating approximately 19,000 TEU that are scheduled to be delivered to us through the second quarter of 2018, based on the current shipyard schedule. Eighteen of our containerships, including three newbuilds on order, have been acquired pursuant to the Framework Deed with York by vessel-owning joint venture entities in which we hold a minority equity interest.

Costamare Inc. was incorporated in the Republic of The Marshall Islands on April 21, 2008 under the Marshall Islands Business Corporations Act. We are controlled by members of the Konstantakopoulos family, which has a long history of operating and investing in the international shipping industry, including a long history of vessel ownership. We were founded in 1974 and initially owned and operated drybulk carrier vessels. In 1984 we became the first Greek-owned company to enter the containership market and, since 1992, we have focused exclusively on containerships. After assuming management of our company in 1998, Konstantinos Konstantakopoulos has concentrated on building a large, modern and reliable containership fleet run and supported by highly skilled, experienced and loyal personnel. Under Konstantinos Konstantakopoulos’s leadership, we have continued to foster a company culture focusing on excellent customer service, industry leadership and innovation.

In November 2010, we completed an initial public offering of our common stock in the United States and our common stock began trading on the NYSE on November 4, 2010 under the ticker symbol “CMRE.” On March 27, 2012 and October 19, 2012, we completed two follow-on public offerings of our common stock. On August 7, 2013, we completed a public offering of our Series B Preferred Stock, on January 21, 2014, we completed a public offering of our Series C Preferred Stock and on May 13, 2015, we completed a public offering of our Series D Preferred Stock. On July 6, 2016, we implemented a Dividend Reinvestment Plan that offers holders of our common stock the opportunity to purchase additional shares by having their cash dividends automatically reinvested in our common stock at a discount to current market price. On December 5, 2016, we completed a follow-on public offering of our common stock.

Under the Framework Deed, entered into in May 2013 and amended and restated in May 2015, we have agreed with York to invest in newbuild and secondhand container vessels through jointly held companies, thereby increasing our ability to expand our operations while diversifying our risk. The joint venture established by the Framework Deed is expected to be each party’s exclusive joint venture for the acquisition of vessels in the containership industry during the commitment period ending May 18, 2020, unless terminated earlier in certain circumstances (although we may acquire vessels outside the joint venture where York passes on a vessel acquisition opportunity). If York decides to participate in a new vessel acquisition, we will hold a 25% to 75% equity interest in such vessel.

As of May 22, 2017, the joint venture had executed transactions with capital expenditure commitments of approximately $1.2 billion. As of May 22, 2017, the remaining installments for the three newbuilds ordered under the Framework Deed with York were $113.8 million, out of which debt and lease financing had been committed for $109.4 million. The Company’s portion relating to the remaining commitments was $2.1 million. As part of the Framework Deed, we hold a minority stake in the existing Joint Venture vessels and expect to hold a stake of 25% to 75% in future Joint Venture vessels. For more information on the Company’s capital expenditures and divestitures see Note 6 to our unaudited consolidated financial statements included in our Form 6-K furnished to the SEC on May 10, 2017, and incorporated by reference into this prospectus.

Our Fleet and Newbuilds

The tables below provide additional information, as of May 22, 2017, about our fleet of containerships, including our newbuilds on order, the vessels acquired pursuant to the Framework Deed and those vessels subject to sale and leaseback agreements. Each vessel is a cellular containership, meaning it is a dedicated container vessel.

Vessel Name		Charterer	Year Built	Capacity (TEU)	Current Daily Charter Rate (U.S. dollars)		Expiration of Charter(1)
1	TRITON(i)(ii)	Evergreen	2016	14,424	(*	)	March 2026
2	TITAN(i)(ii)	Evergreen	2016	14,424	(*	)	April 2026
3	TALOS(i)(ii)	Evergreen	2016	14,424	(*	)	July 2026
4	TAURUS(i)(ii)	Evergreen	2016	14,424	(*	)	August 2026
5	THESEUS(i)(ii)	Evergreen	2016	14,424	(*	)	August 2026
6	CAPE AKRITAS(i)	(**)	2016	11,010	(**	)	(**)
7	CAPE TAINARO(i)	(**)	2017	11,010	(**	)	(**)
8	CAPE KORTIA(i)	(**)	2017	11,010	(**	)	(**)
9	CAPE SOUNIO(i)	(**)	2017	11,010	(**	)	(**)
10	COSCO GUANGZHOU	COSCO	2006	9,469	36,400		December 2017
11	COSCO NINGBO	COSCO	2006	9,469	36,400		January 2018
12	COSCO YANTIAN	COSCO	2006	9,469	36,400		February 2018
13	COSCO BEIJING	COSCO	2006	9,469	36,400		April 2018
14	COSCO HELLAS	COSCO	2006	9,469	37,519		May 2018
15	MSC AZOV(ii)	MSC	2014	9,403	43,000		November 2023
16	MSC AJACCIO(ii)	MSC	2014	9,403	43,000		February 2024
17	MSC AMALFI(ii)	MSC	2014	9,403	43,000		March 2024
18	MSC ATHENS(ii)	MSC	2013	8,827	42,000		January 2023

Vessel Name		Charterer	Year Built	Capacity (TEU)	Current Daily Charter Rate (U.S. dollars)		Expiration of Charter(1)
19	MSC ATHOS(ii)	MSC	2013	8,827	42,000		February 2023
20	VALOR	Evergreen	2013	8,827	41,700		April 2020(3)
21	VALUE	Evergreen	2013	8,827	41,700		April 2020(3)
22	VALIANT	Evergreen	2013	8,827	41,700		June 2020(3)
23	VALENCE	Evergreen	2013	8,827	41,700		July 2020(3)
24	VANTAGE	Evergreen	2013	8,827	41,700		September 2020(3)
25	NAVARINO	PIL	2010	8,531	9,000		November 2017
26	MAERSK KOWLOON(***)	Maersk	2005	7,471	16,000		June 2022(4)
27	MAERSK KAWASAKI	Maersk	1997	7,403	10,500		July 2017(5)
28	MAERSK KURE	Maersk	1996	7,403	37,000		June 2017(5)
29	MAERSK KOKURA	Maersk	1997	7,403	37,000		June 2017(5)
30	MSC METHONI	MSC	2003	6,724	29,000		September 2021
31	SEALAND NEW YORK	Maersk	2000	6,648	26,100		March 2018
32	MAERSK KOBE	Maersk	2000	6,648	26,100		May 2018
33	SEALAND WASHINGTON	Maersk	2000	6,648	26,100		June 2018
34	SEALAND MICHIGAN	Maersk	2000	6,648	26,100		August 2018
35	SEALAND ILLINOIS	Maersk	2000	6,648	26,100		October 2018
36	MSC KOLKATA	Maersk	2003	6,644	26,100		November 2019
37	MSC KINGSTON	Maersk	2003	6,644	26,100		February 2020
38	MSC KALAMATA	Maersk	2003	6,644	26,100		April 2020
39	VENETIKO	Hapag Lloyd	2003	5,928	6,600		August 2017
40	ENSENADA(i)	PIL	2001	5,576	6,950		October 2017
41	ZIM NEW YORK	ZIM	2002	4,992	7,736		September 2017(6)
42	ZIM SHANGHAI	ZIM	2002	4,992	7,736		September 2017(6)
43	PIRAEUS	TS Lines	2004	4,992	5,100		August 2017
44	LEONIDIO(***)	Maersk	2014	4,957	14,200	(7)	December 2024
45	KYPARISSIA(***)	Maersk	2014	4,957	14,200	(8)	November 2024
46	OAKLAND EXPRESS	Hapag Lloyd	2000	4,890	5,500		June 2017-January 2018(9)
47	HALIFAX EXPRESS	Hapag Lloyd	2000	4,890	5,500		June 2017-January 2018(9)
48	SINGAPORE EXPRESS	Hapag Lloyd	2000	4,890	5,500		June 2017-January 2018(9)
49	MSC MANDRAKI	MSC	1988	4,828	20,000		June 2017
50	MSC MYKONOS	MSC	1988	4,828	20,000		August 2017
51	MSC ULSAN	MSC	2002	4,132	16,500		July 2017
52	MSC KORONI	MSC	1998	3,842	13,500	(10)	September 2018
53	ITEA	ACL	1998	3,842	7,250		September 2017
54	LAKONIA	Evergreen	2004	2,586	5,800		June 2017
55	ELAFONISOS(i)	MSC	1999	2,526	6,200		February 2018
56	AREOPOLIS	Evergreen	2000	2,474	5,950		June 2017
57	MONEMVASIA(i)	Maersk	1998	2,472	9,250		November 2021
58	MESSINI	Evergreen	1997	2,458	5,800		July 2017
59	MSC REUNION	MSC	1992	2,024	6,800		July 2017
60	MSC NAMIBIA II	MSC	1991	2,023	6,800		July 2017
61	MSC SIERRA II	MSC	1991	2,023	6,800		June 2017
62	MSC PYLOS	MSC	1991	2,020	6,000		January 2018
63	PADMA(i)	Evergreen	1998	1,645	7,000		June 2017
64	NEAPOLIS	Evergreen	2000	1,645	6,900		June 2017
65	ARKADIA(i)	Evergreen	2001	1,550	10,600		August 2017
66	PROSPER	Sea Consortium	1996	1,504	6,750		June 2017
67	ZAGORA	MSC	1995	1,162	6,200		June 2017
68	PETALIDI(i)	CMA CGM	1994	1,162	6,950		June 2017
69	STADT LUEBECK	Sea Consortium	2001	1,078	6,500		June 2017

Newbuilds

Vessel Name		Shipyard	Capacity (TEU)	Charterer	Expected Delivery(2)
1	NCP0152(i)	Hanjin Subic Bay	11,010	(**)	Q2 2017
2	YZJ1206(i)(ii)	Jiangsu New Yangzi	3,800	Hamburg Süd	Q1 2018
3	YZJ1207(i)(ii)	Jiangsu New Yangzi	3,800	Hamburg Süd	Q2 2018

(1)	Charter terms and expiration dates are based on the earliest date charters could expire. Amounts set out for current daily charter rate are the amounts contained in the charter contracts.

(2)	Based on latest shipyard production schedule, subject to change.

(3)

Assumes exercise of owner’s unilateral options to extend the charter of these vessels for two one-year periods at the same charter rate. The charterer also has corresponding options to unilaterally extend the charter for the same periods at the same charter rate.

(4)	This vessel is expected to be delivered to the charterer in June 2017.

(5)

Pursuant to an agreement with the charterers, it was agreed the vessels will be redelivered to the Company earlier than the original redelivery date, which was in December 2017 for Maersk Kure and Maersk Kawasaki and February 2018 for Maersk Kokura. The expiration dates shown above for Maersk Kure and Maersk Kokura are the new redelivery dates. Charterers have the option to employ each of these two vessels for an additional period of up to six months, commencing on the new redelivery date, paying a daily hire rate of $10,500 per day per vessel for the first two months and $14,000 per day per vessel thereafter. Charterers had a similar extension option for Maersk Kawasaki, which they exercised.

(6)

The amounts in the table reflect the current charter terms, giving effect to our agreement with Zim under its 2014 restructuring plan. Based on this agreement, we have been granted charter extensions and have been issued equity securities representing 1.2% of Zim’s equity and approximately $8.2 million in interest bearing notes maturing in 2023. In July 2016 the Company exercised its option to extend the charters of Zim New York and Zim Shanghai for an additional one-year period at market rate plus $1,100 per day per vessel while the notes remain outstanding. The rate for this second optional year has been determined at $7,736 per day.

(7)	This charter rate will start on December 7, 2017. From delivery of the vessel until December 7, 2017, the charter rate will be $6,000 per day.

(8)	This charter rate will start on November 24, 2017. From delivery of the vessel until November 24, 2017, the charter rate will be $6,000 per day.

(9)	Two of the three vessels have been chartered for a period of 7 to 13 months and the third vessel for a period of 3 to 13 months at charterers’ option.

(10)

As from December 1, 2012 until redelivery, the charter rate is to be a minimum of $13,500 per day plus 50% of the difference between the market rate and the charter rate of $13,500. The market rate is to be determined annually based on the Hamburg ConTex type 3500 TEU index published on October 1 of each year until redelivery.

(i)	Denotes vessels acquired pursuant to the Framework Deed with York. The Company holds an equity interest ranging between 25% and 49% in each of the vessel-owning entities.

(ii)	Denotes vessels subject to a sale and leaseback transaction

(*)	Denotes current daily charter rates that are treated as confidential.

(**)	Denotes newbuild vessels chartered for periods of up to 12 months at an average rate of approximately $18,000 per day.

(***)	Denotes vessels acquired in May 2017. The acquisitions were initially funded with equity. The Company is in discussions to finance the vessels’ acquisition cost with debt.

Our Competitive Strengths

We believe that we possess a number of competitive strengths that will allow us to capitalize on growth opportunities in the containership sector, including:

Track Record of Navigating Through Strong and Weak Containership Markets.

Consistent with our strategy of actively managing the size of our fleet through timely acquisitions and dispositions, we grew our fleet from 21 containerships with an aggregate capacity of 43,735 TEU in 2000 to a peak of 53 containerships of 227,778 TEU in 2008, followed by a proactive decrease in response to market conditions in 2009 and the first half of 2010 to a fleet of 42 containerships with a total capacity of 213,348 TEU as of June 30, 2010. Since the time of our initial public offering in November 2010, we have paid or committed to pay approximately $1.8 billion in vessel acquisitions and newbuilds, including investments under the Framework Deed. As a result, through the date of this prospectus supplement, we have grown our fleet to 72 containerships with a total capacity of approximately 473,000 TEU, including three newbuilds on order. Eighteen of our containerships, including three newbuilds, have been acquired pursuant to the Framework Deed by vessel-owning Joint Venture entities in which we hold a minority equity interest. We believe that the financial flexibility, together with our experience, reputation, quality of services and long-standing relationships with container shipping industry participants and major financial institutions, position us to continue to renew and expand our fleet, including through our joint venture with York, with further acquisitions of newbuild and high-quality secondhand vessels at attractive prices in today’s low market environment.

Base of Contracted Cash Flows Through Fixed-Duration Charter Coverage and Staggered Charter Expiration Dates.

While the containership market is currently weak, we believe that the fixed-duration and fixed-rate nature of most of our charters, arranged at different points in the shipping cycle, will continue to provide us with a stable base of contracted future revenue. As of May 22, 2017, the average (weighted by TEU capacity) remaining time-charter duration for our fleet of 72 containerships was approximately 3.1 years, based on the remaining fixed terms and assuming the exercise of any owner’s extension options and the non-exercise of any charterer’s extension options under our containerships’ charters. The staggered maturities of the charters for vessels that expire in the next few years mean that we may conduct our re-chartering activity in varying rate environments and may have the opportunity to tailor our charter terms accordingly. As of March 31, 2017, fixed-term charters represented an aggregate of $1.5 billion of contracted revenue, assuming the exercise of any owner’s extension options and the non-exercise of any charterer’s extension options under our containerships’ charters and 365 revenue days per annum per containership (which amount includes our ownership percentage of contracted revenue for the existing Joint Venture vessels). Ten of these charters include an option exercisable by either party to extend the term: five vessels for two one-year periods at the same charter rate, which represents an additional $152.4 million of potential contracted revenue, and five Joint Venture vessels for a three-year period and a subsequent two-year period at the same charter rate, which represents an additional $170.5 million of potential contracted revenue that is attributable to our participation in the relevant vessel-owning entities.

Large, Diversified High-Quality Fleet.

Our fleet of 72 containerships, which includes three newbuilds on order and the 15 vessels in the water acquired pursuant to the Framework Deed with York, consists of containerships of various sizes and has been assembled to meet our customers’ needs and is able to operate on East-West, North-South and Intra-regional trade routes, giving us increased flexibility in re-chartering our containerships. We believe our containerships are built to high standards by reputable shipyards and have been carefully maintained by our managers. We also believe that the reliability of our fleet has been a critical factor in retaining our active and long-standing relationships with the leading liner companies. We believe that owning a large, high-quality and diverse fleet provides us with a competitive advantage in securing future employment for our containerships.

Experienced Management Team.

Our company and founders have a long history of operating and investing in the container shipping industry beginning in 1984. Our managers’ senior management teams have a combined average of approximately 40 years of experience in the shipping industry. We believe that we are able to secure attractive fixed duration charters with leading liner companies because of, among other things, our operating track record and our high level of service and support.

Long-Standing Relationships with Leading Charterers.

Though our business is affected by changes in global and regional economic activity and by developments in the containership industry, we believe that by chartering our containerships to leading liner companies, including those we perceive to be most financially and operationally sound, we reduce our potential charter counterparty risk. We currently charter containerships to A.P. Moller-Maersk A/S, Mediterranean Shipping Company, S.A., members of the Evergreen Group, Hapag Lloyd Aktiengesellschaft, Zim Integrated Shipping Services, Sea Consortium Pte Ltd., CMA CGM, members of the Hamburg Süd Group, Pacific International Lines (Pte) Ltd., TS Lines, APL and Cosco Container Lines Co., Ltd.

Access to Capital to Meet Existing Capital Requirements for our Newbuilds and Potential Growth Plans.

Since the time of our initial public offering in November 2010, we have arranged debt financing of approximately $2.3 billion to fund our newbuilding program and vessel acquisitions, including the investments under the Framework Deed with York. As of May 22, 2017, the Joint Venture entities had committed financing for all three newbuild contracts. In addition, as of March 31, 2017, we had $184 million of cash liquidity, consisting of cash, cash equivalents and restricted cash and three unencumbered vessels, all three of which are Joint Venture vessels. We believe that our available liquidity and our access to diversified sources of capital, including debt, equity and our joint venture with York will help us to weather adverse market conditions, meet our existing capital requirements and make additional selective vessel acquisitions as they become available.

Our Business Strategies

Our primary objectives are to profitably grow our business, increase earnings and distributable cash flow per share and maximize value to our stockholders by pursuing the following strategies:

Invest in Vessels at an Attractive Point in the Container Shipping Cycle.

Given our broad and established customer relationships and financial flexibility, we believe we are well-positioned to take advantage of opportunities that may materialize to acquire newbuild and secondhand vessels at attractively low prices. As an established owner of containerships with significant experience and relationships in the containership sector, we believe we will have ready access to vessel acquisition opportunities from shipyards, our liner company customers, other shipowners, financial institutions and shipbrokers; chartering opportunities with leading liner companies; and available financing alternatives that will facilitate the further renewal and expansion of our fleet.

We expect to continue expanding our fleet at the appropriate point in the cycle by acquiring additional containerships at favorable prices through our joint venture with York or on our own using our available resources, which include cash, the net proceeds of this offering and, as necessary and available, borrowings under new credit facilities. To this end, we continually evaluate potential transactions and enter into relevant negotiations for the acquisition of newbuilds and secondhand vessels. However, there can be no assurance that we will complete any vessel acquisitions and we may choose to instead reduce our fleet with regard to the perceived market direction.

Actively Manage Portfolio of Charters Through the Shipping Cycle.

We believe that a focus on high-quality charterers and a carefully managed charter expiry profile are critical to our business strategy. Our largest customers for the three months ended March 31, 2017, were A.P. Moller-Maersk, MSC, Evergreen and COSCO, which we perceive to be among the more creditworthy liner companies. We intend to continue chartering our containerships to high-quality charterers and further expand the number of leading liner companies chartering our vessels in order to diversify further our portfolio of time charters from customer, geographic and maturity perspectives. We expect that our strategy will also allow us to re-charter our containerships during various points in the charter market cycle. While we believe that diversifying our customer base is important in order to reduce our revenue concentration and moderate our exposure to any one customer, we will also continue to focus our chartering on high quality, financially strong counterparties. However, there can be no assurance that we may be able to obtain new charters or that our counterparties will continue to honor their contractual obligations.

Continue to Manage Our Balance Sheet and Access to Capital.

We believe that management of our balance sheet, including management of cash and capital commitments, will continue to give us financial flexibility. We believe that we have taken advantage of opportunities at attractive points of the container shipping cycle and that we are well-positioned to continue to do so. As of March 31, 2017, we had $184 million of cash liquidity, consisting of cash, cash equivalents and restricted cash and three unencumbered vessels, all three of which are Joint Venture vessels. As of May 22, 2017, we had outstanding commitments relating to our remaining three contracted newbuilds, which have been ordered under the Framework Deed with York, aggregating approximately $113.8 million payable in installments until the vessels are delivered, out of which $109.4 million will be funded through committed financing. As of May 22, 2017, our remaining equity commitments in the relevant jointly-owned entities amount to $2.1 million.

Provide High-Quality Customer Service.

We seek to provide high-quality customer service that allows our customers to implement integrated logistics solutions in the marketplace. Our managers’ ship management approach is to tailor their services by vessel type and age, which we believe has helped to differentiate us with our charterers and extend our charters and the useful lives of our containerships. We believe that having both affiliated and third-party management companies allows us to have a deep pool of operational management in multiple locations with market-specific experience and relationships, as well as the geographic flexibility needed to manage and crew our large and diverse fleet so as to provide a high level of service, while remaining cost-effective. We also believe that our focus on customer service and reliability enhances our relationships with our charterers. In the past decade, we have had successful chartering relationships with the majority of the top 20 liner companies by TEU capacity.

Dividend Policy

Commencing with a dividend of $0.25 per share for the fourth quarter ended December 31, 2010, we have paid a cash dividend to our stockholders for 26 consecutive quarters since our initial public offering in November 2010. In October 2016, our Board of Directors approved management’s recommendation to declare a $0.10 cash dividend per each common share, and we declared a $0.10 cash dividend per each common share in each of January 2017 and April 2017. We intend to continue to pay our stockholders quarterly dividends of $0.10 per share, or $0.40 per share per year. However, there can be no assurance that we will pay regular quarterly dividends in the future.

On July 6, 2016, we implemented a dividend reinvestment plan (the “Plan”). The Plan offers holders of our common stock the opportunity to purchase additional shares by having their cash dividends automatically reinvested in our common stock. Participation in the Plan is optional, and shareholders who decide not to participate in the Plan will continue to receive cash dividends, as declared and paid in the usual manner. As committed shareholders, members of the founding family, currently controlling an interest of approximately 60% of the Company’s common stock prior to this offering, have each reinvested in full their cash dividends since the inception of the Plan.

Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. We cannot assure you that we will be able to pay regular quarterly dividends in the amounts stated above or elsewhere in this prospectus, and our ability to pay dividends will be subject to the restrictions in our credit facilities and the provisions of the laws of the Republic of the Marshall Islands (the “Marshall Islands”) as well as the other limitations set forth in the sections of this prospectus entitled “Dividend Policy” and “Risk Factors.”

Corporate Information

Costamare Inc. was incorporated on April 21, 2008, under the laws of the Republic of the Marshall Islands and conducts its operations through various subsidiaries. Each of our containerships, other than the Joint Venture vessels, is owned by one of our subsidiaries. Our participation in the Joint Venture vessels is held through our wholly-owned Marshall Islands subsidiary, Costamare Ventures. We maintain a website at www.costamare.com. The information contained on or linked to or from our website is not incorporated herein by reference.

We maintain our principal executive offices at 7 Rue du Gabian, MC 98000 Monaco. Our telephone number at that address is +377 93 25 09 40. Our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of our registered agent at such address is The Trust Company of the Marshall Islands, Inc.

The Offering

Issuer	Costamare Inc., a Marshall Islands corporation.
Shares of common stock offered	12,500,000 shares.

14,375,000 shares, if the underwriters exercise their option to purchase additional shares in full. Members of the Konstantakopoulos family have agreed to purchase approximately $10,000,000 of shares of our common stock in the offering.

Shares of common stock to be outstanding immediately after this offering	104,840,848 shares, assuming the underwriters do not exercise their option to purchase additional shares.
Use of proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses payable by us, will be approximately $  million. This amount assumes no exercise of the underwriters’ option to purchase additional shares. We plan to use the net proceeds of this offering for capital expenditures, including vessel acquisitions, and for other general corporate purposes, which may include repayments of indebtedness.

Dividends

Commencing with a dividend of $0.25 per share for the fourth quarter ended December 31, 2010, we have paid a cash dividend to our stockholders for 26 consecutive quarters since our initial public offering in November 2010. In October 2016, our Board of Directors approved management’s recommendation to declare a $0.10 cash dividend per each common share, and we declared a $0.10 cash dividend per each common share in each of January 2017 and April 2017. We intend to continue to pay our stockholders quarterly dividends of $0.10 per share, or $0.40 per share per year. However, there can be no assurance that we will pay regular quarterly dividends in the future. Declaration and payment of any dividend is subject to the discretion of our board of directors. See “Dividend Policy.”

NYSE listing	Our common stock is listed on the New York Stock Exchange under the symbol “CMRE.”
Risk factors

See “Risk Factors” on page S-12 of this prospectus supplement and beginning on page 3 of our Annual Report on Form 20-F for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Each share of our common stock includes one right that, under certain circumstances, will entitle the holder to purchase from us a unit consisting of one-thousandth of a share of preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments.

Summary Consolidated Financial and Other Data

The following table presents summary consolidated financial and other data of Costamare Inc. for each of the five years in the five-year period ended December 31, 2016 and for the three months ended March 31, 2017 and March 31, 2016.

The summary consolidated financial data for each of the five years in the five-year period ended December 31, 2016 is a summary of, is derived from, and is qualified by reference to, our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP” or “GAAP”). Our audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2014, 2015 and 2016 and the consolidated balance sheets at December 31, 2015 and 2016, together with the notes thereto, are included in our Annual Report on Form 20-F, incorporated by reference herein and should be read in their entirety.

The summary consolidated financial data for the three months ended March 31, 2017 and March 31, 2016 and as of March 31, 2017 and 2016, is derived from, and is qualified by reference to, our unaudited consolidated financial statements incorporated by reference into this prospectus. The results of operations for the three months ended March 31, 2017 may not be indicative of the results that may be expected for the entire year ending December 31, 2017.

	Year Ended December 31,					Three-month periods ended March 31,
	2012	2013	2014	2015	2016	2016	2017
						(unaudited)
	(Expressed in thousands of U.S. dollars, except for share and per share data)
STATEMENT OF INCOME
Revenues:
Voyage revenue	$386,155	$414,249	$483,995	$490,378	$468,189	$120,274	$105,524
Expenses:
Voyage expenses	5,533	3,484	3,608	2,831	1,887	572	695
Voyage expenses—related parties	2,873	3,139	3,629	3,673	3,512	902	791
Vessels’ operating expenses	112,462	115,998	120,815	117,193	105,783	26,991	25,335
General and administrative expenses	4,045	8,517	7,708	8,775	5,769	1,226	1,182
General and administrative expenses—non-cash component	—	—	—	8,623	8,951	1,344	984
Management fees—related parties	15,171	16,580	18,469	18,877	18,629	4,785	4,732
Amortization of dry-docking and special survey costs	8,179	8,084	7,814	7,425	7,920	1,934	1,899
Depreciation	80,333	89,958	105,787	101,645	100,943	25,281	24,075
Amortization of prepaid lease rentals	—	—	4,024	4,982	6,779	1,238	2,158
(Gain)/Loss on sale of vessels	2,796	(518)	(2,543)	(1,688)	4,440	—	3,638
Loss on vessel held for sale	—	—	—	—	37,161	—	—
Foreign exchange (gains)/losses	(110)	(8)	(7)	129	360	124	(43)

Operating income	$154,873	$169,015	$214,691	$217,913	$166,055	$55,877	$40,078

Other Income (Expenses):
Interest income	$1,495	$543	$815	$1,373	$1,630	$361	$571
Interest and finance costs	(69,265)	(69,002)	(86,306)	(79,631)	(72,808)	(18,906)	(17,901)
Swaps breakage cost	—	—	(10,192)	—	(9,701)	—	—
Equity gain/(loss) on investments	—	692	(3,428)	(529)	(78)	(207)	205
Other	(43)	822	3,294	427	595	498	238
Gain/(loss) on derivative instruments	(5,931)	1,017	(3,787)	4,211	(3,991)	(2,627)	(176)

Total other income (expenses)	$(73,744)	$(65,928)	$(99,604)	$(74,149)	$(84,353)	$(20,881)	$(17,063)

Net Income	$81,129	$103,087	$115,087	$143,764	$81,702	$34,996	$23,015

Earnings allocated to Preferred Stock	$—	$(1,536)	$(11,909)	$(17,903)	$(21,063)	$(5,207)	$(5,149)

Net income available to Common Stockholders	$81,129	$101,551	$103,178	$125,861	$60,639	$29,789	$17,866

Earnings per common share, basic and diluted	$1.20	$1.36	$1.38	$1.68	$0.79	$0.40	$0.20
Weighted average number of shares, basic and diluted	67,612,842	74,800,000	74,800,000	75,027,474	77,243,252	75,400,044	91,036,935

	Year Ended December 31,					Three-month periods ended March 31,
	2012	2013	2014	2015	2016	2016	2017
						(unaudited)
	(Expressed in thousands of U.S. dollars)
OTHER FINANCIAL DATA
Net cash provided by operating activities	$168,114	$186,681	$243,270	$244,663	$226,559	$57,400	$52,832
Net cash provided by/(used in) investing activities	(236,509)	(621,056)	(119,263)	(42,984)	(34,390)	(7,027)	4,385
Net cash (used in)/provided by financing activities	237,720	260,433	(104,297)	(214,663)	(127,376)	(69,279)	(81,557)
Net increase/(decrease) in cash and cash equivalents	169,325	(173,942)	19,710	(12,984)	64,793	(18,906)	(24,340)
Dividends and distributions paid	(73,089)	(81,515)	(93,074)	(102,287)	(75,003)	(27,132)	(8,885)
Ratio of earnings to fixed charges(1)	2.00	2.18	2.33	2.84	2.09	2.62	1.87
Ratio of earnings to fixed charges and preferred stock dividends(1)	2.00	2.14	2.06	2.32	1.63	2.04	1.46
BALANCE SHEET DATA (at period end)
Total current assets	$299,924	$136,563	$157,975	$145,056	$209,829	$115,777	$177,197
Total assets	2,300,021	2,675,888	2,706,838	2,632,555	2,558,424	2,582,361	2,496,262
Total current liabilities	247,846	293,076	288,480	270,308	279,986	262,583	266,946
Total long-term debt, including current portion	1,561,889	1,867,576	1,519,941	1,323,091	1,058,327	1,275,235	990,721
Common stock	8	8	8	8	9	8	9
Total stockholders’ equity/net assets	520,452	656,949	802,642	963,510	1,074,424	967,595	1,093,558

	Average for the Year Ended December 31,					Average for the three-month periods ended March 31,
	2012	2013	2014	2015	2016	2016	2017
FLEET DATA
Number of vessels	46.8	49.6	54.5	54.9	53.6	54.0	52.0
TEU capacity	237,975	263,899	317,006	320,140	316,419	317,774	309,789

(1)	For purposes of calculating the ratios of earnings to fixed charges and to fixed charges and preferred stock dividends:

•

“earnings” consist of pre-tax income from continuing operations before adjustment for equity investees (which include non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees, amortization of capitalized interest, distributed income of equity investees, less loss from equity investees with guaranteed debt;

•

“fixed charges” represent interest incurred (whether expensed or capitalized), interest expense of loss-making, equity investees with guaranteed debt and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount. Costamare is guarantor for the debt (including sale and leaseback transactions) of certain equity investees; and

•

“preferred stock dividends” refers to the amount of pre-tax earnings that is accrued for dividends on outstanding preferred stock. Beginning on August 7, 2013, we had 2,000,000 shares of Series B Preferred Stock outstanding, beginning on January 21, 2014, we had 4,000,000 shares of Series C Preferred Stock outstanding and beginning on May 13, 2015, we had 4,000,000 shares of Series D Preferred Stock outstanding.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” starting on page 3 of our Annual Report on Form 20-F, which was filed with the SEC on March 14, 2017 and incorporated herein by reference, before investing in our common stock. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation by Reference.”

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common stock. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus (and in the documents incorporated by reference herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as “forward-looking statements.” In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “should,” “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders, and other written materials. We caution that these and other forward-looking statements included in this prospectus (and as of the date of the documents incorporated by reference herein) represent our estimates and assumptions as of the date of this prospectus (and in the documents incorporated by reference herein) or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results.

Factors that might cause future results to differ include, but are not limited to, the following:

•	general market conditions and shipping industry trends, including charter rates, vessel values and the future supply of, and demand for, ocean-going containership shipping services;

•	our continued ability to enter into time charters with existing and new customers, and to re-charter our vessels upon the expiry of existing charters;

•	our contracted charter revenue;

•	our future financial condition and liquidity, including our ability to make required payments under our credit facilities, and comply with our loan covenants;

•	our ability to finance our capital expenditures, acquisitions and other corporate activities;

•	our future operating or financial results and future revenues and expenses;

•	our cooperation with our joint venture partners and any expected benefits from such joint venture arrangement;

•	the effect of a possible worldwide economic slowdown;

•	disruption of world trade due to rising protectionism or the breakdown of multilateral trade agreements;

•	disruption in the operation of certain of our managers located in Greece due to the continuing economic crisis or political unrest;

•	fluctuations in interest rates and currencies, including the value of the U.S. dollar relative to other currencies;

•	technological advancements and opportunities for the profitable operations of containerships;

•	the financial health of our customers, our lenders and other counterparties and their ability to perform their obligations;

•	future, pending or recent acquisitions of vessels or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	expectations relating to dividend payments and our ability to make such payments;

•

the availability of existing vessels to acquire or newbuilds to purchase, the time that it may take to construct and take delivery of new vessels, including our newbuild vessels currently on order, or the useful lives of our vessels;

•	the availability of key employees and crew, the length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•	our anticipated general and administrative expenses, including our fees and expenses payable under our management and services agreements (as discussed below), as amended from time to time;

•	our ability to leverage to our advantage our managers’ relationships and reputation within the container shipping industry;

•	our ability to maintain long-term relationships with major liner companies;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•

expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as requirements imposed by classification societies and standards demanded by our charterers;

•	any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists and armed conflicts;

•	potential liability from future litigation;

•	our business strategy and other plans and objectives for future operations;

•	other factors discussed in “Risk Factors” in this prospectus, and in “Item 3. Key Information—D. Risk Factors” of our Annual Report on Form 20-F and incorporated by reference into this prospectus; and

•	other factors detailed from time to time in our periodic reports.

We caution that the forward-looking statements included in this prospectus (and in the documents and statements incorporated by reference herein) represent our estimates and assumptions only as of the date of this prospectus (and in the documents and statements incorporated by reference herein) and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors” (and in the “Risk Factors” described in our Annual Report on Form 20-F and incorporated by reference into this prospectus). As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses relating to this offering payable by us, will be approximately $   million. This amount assumes no exercise of the underwriters’ option to purchase additional shares. We plan to use the net proceeds of this offering for capital expenditures, including vessel acquisitions, and for other general corporate purposes, which may include repayments of indebtedness.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2017 on an:

•	actual basis;

•	as adjusted basis, giving effect to:

•	scheduled debt repayments as follows:

•	$2.6 million in aggregate on April 5, 2017 and May 15, 2017 with respect to the Undine Shipping Co., Quentin Shipping Co. and Sander Shipping Co. term loan;

•	$1.6 million in aggregate on April 18, 2017 and May 8, 2017 with respect to a Costamare Inc. term loan;

•	$1.1 million on May 10, 2017 with respect to the Uriza Shipping S.A. term loan;

•	$1.2 million on May 12, 2017 with respect to our finance lease obligation; and

•	$4.0 million on May 22, 2017 with respect to Costis Maritime Corporation, Christos Maritime Corporation and Capetanissa Maritime Corporation term loan;

•	dividends totaling $5.3 million paid on April 17, 2017 to Series B, Series C and Series D Preferred Stock holders of record on April 13, 2017; and

•

dividends totaling $9.2 million, of which $3.6 million was paid in cash on May 8, 2017 to common stockholders of record on April 21, 2017 and $5.6 million was distributed in the form of common stock dividends to electing shareholders under the Plan.

•

as further adjusted basis, giving effect to the issuance and sale of the shares offered hereby at the public offering price of $  , assuming the underwriters’ option to purchase additional shares is not exercised.

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between March 31, 2017 and May 22, 2017.

This table should be read in conjunction with our unaudited interim consolidated financial statements for the three month period ended March 31, 2017 and the notes thereto incorporated by reference herein. See “Incorporation by Reference.”

	As of March 31, 2017
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Debt:
Total long-term debt(1)	$1,347,242	$1,336,791

Stockholders’ equity:
Common stock, par value $0.0001 per share; 1,000,000,000 shares authorized on an actual, as adjusted and as further adjusted basis; 91,589,031 shares issued and outstanding on an actual basis, 92,340,848 shares issued and outstanding on an as adjusted basis and 104,840,848 shares issued and outstanding on an as further adjusted basis	9	9
Series B Preferred Stock, par value $0.0001 per share; 2,300,000 shares authorized and 2,000,000 shares issued and outstanding	—	—
Series C Preferred Stock, par value $0.0001 per share; 4,600,000 shares authorized and 4,000,000 shares issued and outstanding	—	—
Series D Preferred Stock, par value $0.0001 per share; 4,600,000 shares authorized and 4,000,000 shares issued and outstanding	—	—
Additional paid-in capital	1,063,831	1,069,379
Retained Earnings	40,122	25,697
Accumulated other comprehensive loss	(10,404)	(10,404)

Total stockholders’ equity	$1,093,558	$1,084,681

Total capitalization(2)	$2,440,800	$2,421,472

(1)

Total long-term debt, as at March 31, 2017, includes secured long-term debt of $990,721 thousand and unsecured finance lease obligations of $356,521 thousand. Refer to Note 10 and Note 11 in our Unaudited Interim Consolidated Financial Statements for the three month period ended March 31, 2017 incorporated by reference herein for more information.

(2)	Total capitalization is long-term debt plus total stockholders’ equity.

DIVIDEND POLICY

Commencing with a dividend of $0.25 per share for the fourth quarter ended December 31, 2010, we have paid a cash dividend to our stockholders for 26 consecutive quarters since our initial public offering in November 2010. In October 2016, our Board of Directors approved management’s recommendation to declare a $0.10 cash dividend per each common share, and we declared a $0.10 cash dividend per each common share in each of January 2017 and April 2017. We intend to continue to pay our stockholders quarterly dividends of $0.10 per share, or $0.40 per share per year. However, there can be no assurance that we will pay regular quarterly dividends in the future.

On July 6, 2016, we implemented a dividend reinvestment plan. The Plan offers holders of our common stock the opportunity to purchase additional shares by having their cash dividends automatically reinvested in our common stock. Participation in the Plan is optional, and shareholders who decide not to participate in the Plan will continue to receive cash dividends, as declared and paid in the usual manner. As committed shareholders, members of the founding family, controlling an interest of approximately 60% of the Company common stock prior to this offering, have each reinvested in full their cash dividends since the inception of the Plan.

We currently intend to pay dividends in amounts that will allow us to retain a portion of our cash flows to fund vessel, fleet or company acquisitions that we expect to be accretive to earnings and cash flows and for debt repayment and dry-docking costs, as determined by management and our board of directors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors, and our ability to pay dividends will be subject to the restrictions in our credit facilities and the provisions of the Marshall Islands law. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion and other factors. We cannot assure you that we will be able to pay regular quarterly dividends in the amounts stated above or elsewhere in this prospectus, and dividends may be discontinued at any time at the discretion of our board of directors. Our ability to pay dividends may be limited by the amount of cash we can generate from operations following the payment of fees and expenses and the establishment of any reserves, as well as additional factors unrelated to our profitability. We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments. See “Item 3. Key Information—D. Risk Factors—Risks Inherent in Our Business” beginning on page 3 of our Annual Report on Form 20-F and incorporated by reference into this prospectus for a discussion of the risks related to our ability to pay dividends.

Set out below is a table showing the dividends and distributions paid in 2012, 2013, 2014, 2015, 2016 and the first three months of 2017.

	Year Ended December 31,
	2012	2013	2014	2015	2016	2017 (through March 31, 2017)	Total
	(Expressed in millions of U.S. dollars)
Common Stock Dividends paid	$73.1	$80.8	$83.0	$86.3	$53.9	$3.6	$380.7
Common Stock Dividends paid in shares under the Plan	—	—	—	—	19.5	5.4	24.9
Preferred Stock Dividends paid	—	0.7	10.1	16.0	21.1	5.3	53.2

Total	$73.1	$81.5	$93.1	$102.3	$94.5	$14.3	$458.8

PRICE RANGE OF COMMON STOCK

Since our initial public offering in the United States on November 4, 2010, our common stock has been listed on the New York Stock Exchange under the symbol “CMRE.” The following table shows the high and low closing sales prices for our common stock during the indicated periods.

	Price Range
	High	Low
Year ended December 31, 2015	20.35	8.82
Year ended December 31, 2016	10.70	5.57
First Quarter 2015	19.79	16.00
Second Quarter 2015	20.35	17.24
Third Quarter 2015	18.50	11.68
Fourth Quarter 2015	14.93	8.82
First Quarter 2016	9.62	6.23
Second Quarter 2016	10.70	7.67
Third Quarter 2016	10.45	6.95
Fourth Quarter 2016	9.05	5.57
First Quarter 2017	7.10	5.25
January 2017	6.39	5.31
February 2017	6.27	5.25
March 2017	6.97	5.94
April 2017	7.10	6.21
May 1 to May 23, 2017	7.99	7.44

TAX CONSIDERATIONS

You should carefully read the discussion of the principal U.S. Federal income tax, Marshall Islands tax and Liberian tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock set forth in the section of our Annual Report on Form 20-F entitled “Item 10. Additional Information—E. Tax Considerations.”

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than the underwriting discount, will be as follows:

SEC Registration Fee	$5,400
Printing	30,000
Legal Fees and Expenses	220,000
Accountants’ Fees and Expenses	23,000
NYSE Fees	35,400
FINRA Fee	10,620
Miscellaneous Costs	5,580

Total	$330,000

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have indicated their intention to purchase, and we have agreed to sell to the underwriters, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Stifel, Nicolaus & Company, Incorporated
Total	12,500,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by the underwriters’ counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of our common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,875,000 additional shares of our common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts. Any shares of our common stock issued and sold under the option will be issued and sold on the same terms and conditions as the other shares of our common stock that are the subject of this offering.

The following table shows the per share and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,875,000 shares of our common stock.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts paid by us(1)	$	$	$

Proceeds, before expenses, to us	$	$	$

(1)	The underwriters will not receive an underwriting discount or commission on the sale of approximately $10,000,000 of shares of our common stock to members of the Konstantakopoulos family.

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $330,000. We have agreed to reimburse the underwriters for certain legal expenses relating solely to state “Blue Sky” qualifications and FINRA filings in connection with the offering in an amount not to exceed $2,000 and $8,000, respectively, which reimbursement is deemed underwriting compensation by FINRA.

Our common stock is listed on the New York Stock Exchange under the trading symbol “CMRE.”

We, our officers and directors and members of the Konstantakopoulos family have agreed not to sell or transfer any shares of our common stock or securities convertible into, exchangeable for, exercisable for or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Morgan Stanley & Co. LLC. Specifically, we, our officers, our directors and members of the Konstantakopoulos family have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any shares of common stock;

•	sell any option or contract to purchase any shares of common stock;

•	purchase any option or contract to sell any shares of common stock;

•	grant any option, right or warrant for the sale of any shares of common stock;

•	lend or otherwise dispose of or transfer any shares of common stock;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any shares of common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

These lock-up provisions apply to shares of our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. These provisions also apply to shares of our common stock owned now or acquired later by such persons or for which such persons later acquire the power of disposition. The restrictions described above do not apply to:

•	the sale of shares to the underwriters;

•

transactions by a stockholder relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made;

•	distributions by the Company pursuant to the Plan;

•	the issuance of shares of common stock by the Company pursuant to an existing services agreement;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 90-day restricted period;

•	transfers by a stockholder of shares of common stock or any security convertible into common stock as a bona fide gift;

•	distributions by a stockholder of shares of common stock or any security convertible into common stock to limited partners or stockholders of such stockholder; or

•

transfers by a stockholder of shares of common stock or any security convertible into common stock to any immediate family member of such stockholder or any trust or other entity for the direct or indirect benefit of such stockholder or the immediate family of such stockholder;

provided, with respect to the transfers described in the last three bullet points above, that any donee, distributee, transferee or beneficiary agrees to be subject to the restrictions described in this paragraph and no filing under Section 16(a) of the Exchange Act is required or voluntarily made.

In order to facilitate the offering of the shares of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under their option to purchase additional shares. The underwriters may also sell shares in excess of their option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by the underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of our common stock for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters for Internet distributions on the same basis as other allocations.

The underwriters and their affiliates are full-service financial institutions and have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses. Charlotte Stratos, who is a member of our board of directors, is a consulting Senior Advisor to the Investment Banking Division of Morgan Stanley & Co. LLC, an underwriter of this offering.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Costamare Inc. or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors, or QII

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of our common stock offered hereby and certain other matters relating to Marshall Islands law will be passed upon for us by Cozen O’Connor, New York, New York. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. The underwriters are being represented in connection with this offering by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Costamare Inc., appearing in Costamare Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2016, and the effectiveness of Costamare Inc.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports, given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is 8B Chimarras Str., Maroussi, 15125, Athens, Greece and it is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors-Accountants, or SOEL, Greece with registration number 107.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the offer and sale of securities pursuant to this prospectus. This prospectus supplement and the accompanying prospectus, filed as a part of the registration statement, do not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the common stock offered by this prospectus supplement and the accompanying prospectus and Costamare Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act of 1934, as amended. In addition, as a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 14, 2017;

•	our Report on Form 6-K, furnished to the SEC on May 10, 2017, and Exhibit 99.2 to our Report on Form 6-K, furnished to the SEC on April 27, 2017; and

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on October 27, 2010 which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333-170033), as amended, filed with the SEC on October 20, 2010, and any amendments or reports filed updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (in each case, if such Form 6-K states that it is incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 101 to our Annual Report on Form 20-F and our Reports on Form 6-K will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investors” section of our website at www.costamare.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests for such information should be made to us at the following address:

Costamare Inc.
7 Rue du Gabian
MC 98000 Monaco
Telephone: +377-93-25-09-40
Attention: Anastassios Gabrielides

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

PROSPECTUS

$300,000,000

Costamare Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units

Through this prospectus, we may offer common stock, including preferred stock purchase rights, preferred stock, which may be represented by American Depositary Shares (“ADSs”), debt securities, warrants, rights and units from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “CMRE”. Our Series B Preferred Stock is traded on the New York Stock Exchange under the symbol “CMRE PRB”, our Series C Preferred Stock is traded on the New York Stock Exchange under the symbol “CMRE PRC” and our Series D Preferred Stock is traded on the New York Stock Exchange under the symbol “CMRE PRD”.

Our principal executive offices are located at 7 Rue du Gabian, MC 98000 Monaco. Our telephone number at such address is +377 93 25 09 40.

Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2016.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus (and in the documents incorporated by reference herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as “forward-looking statements”. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission (the “SEC”), other information sent to our security holders, and other written materials. We caution that these and other forward-looking statements included in this prospectus (and as of the date of the documents incorporated by reference herein) represent our estimates and assumptions as of the date of this prospectus (and in the documents incorporated by reference herein) or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results.

Factors that might cause future results to differ include, but are not limited to, the following:

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand;

•	future supply of, and demand for, ocean-going containership shipping services;

•	our continued ability to enter into time charters with existing customers as well as new customers, and to re-charter our vessels upon the expiry of existing charters;

•	our ability to finance or refinance our existing vessels or future acquisitions;

•	our contracted charter revenue;

•	the effect of a possible worldwide economic slowdown;

•	disruption in the operation of certain of our managers located in Greece due to the continuing economic crisis or political unrest;

•	future operating or financial results and future revenues and expenses;

•

our future financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities, and funding by banks of their financial commitments;

•	our cooperation with our joint venture partners and any expected benefits from such joint venture arrangement;

•	the overall health and condition of the U.S. and global financial markets;

•	fluctuations in interest rates and currencies, including the value of the U.S. dollar relative to other currencies;

•	technological advancements and opportunities for the profitable operations of containerships;

•	the financial health of our customers, our lenders and other counterparties and their ability to perform their obligations;

•	future, pending or recent acquisitions of vessels or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	expectations relating to dividend payments and our ability to make such payments;

•

the availability of existing vessels to acquire or newbuilds to purchase, the time that it may take to construct and take delivery of new vessels, including our newbuild vessels currently on order, or the useful lives of our vessels;

•	the availability of key employees and crew, the length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•	our anticipated general and administrative expenses;

•	our ability to leverage to our advantage our managers’ relationships and reputation within the container shipping industry;

•	our ability to maintain long-term relationships with major liner companies;

•	the expiration dates and extensions of charters;

•	our fees and expenses payable under our management and services agreements, as amended from time to time;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•

expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standards imposed by our charterers applicable to our business;

•	requirements imposed by classification societies;

•	any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	potential liability from future litigation;

•	our business strategy and other plans and objectives for future operations;

•

other factors discussed in “Risk Factors” in this prospectus, and in “Item 3. Key Information – D. Risk Factors” of our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on April 27, 2016; and

•	other factors detailed from time to time in our periodic reports.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

Unless we otherwise specify, when used in this prospectus the terms “Costamare”, the “Company”, “we”, “our”, “us” or similar terms refer to Costamare Inc. and its subsidiaries and/or any one of them. We use the term “twenty foot equivalent unit” or “TEU”, the international standard measure of containers, in describing the capacity of our containerships.

THE COMPANY

We are an international owner of containerships, chartering our vessels to many of the world’s largest liner companies. As of October 24, 2016, we had a fleet of 71 containerships with a total capacity of approximately 464,000 TEU, including six newbuilds on order, making us one of the largest public containership companies in the world based on total TEU capacity. At that date, our fleet consisted of (i) 65 vessels in the water, aggregating approximately 412,480 TEU and (ii) six newbuild vessels aggregating approximately 51,640 TEU that are scheduled to be delivered to us through the second quarter of 2018, based on the current shipyard schedule. Eighteen of our containerships, including six newbuilds on order, have been acquired pursuant to the Framework Deed with York Capital Management by vessel-owning joint venture entities in which we hold a minority equity interest.

Costamare Inc. was incorporated in the Republic of The Marshall Islands on April 21, 2008 under the Marshall Islands Business Corporations Act, for the purpose of completing a reorganization of 53 ship-owning companies then owned by our chief executive officer and other members of the Konstantakopoulos family under a single corporate holding company. We are controlled by members of the Konstantakopoulos family, which has a long history of operating and investing in the international shipping industry, including a long history of vessel ownership. We were founded in 1974 and initially owned and operated drybulk carrier vessels. In 1984 we became the first Greek-owned company to enter the containership market and, since 1992, we have focused exclusively on containerships. After assuming management of our company in 1998, Konstantinos Konstantakopoulos has concentrated on building a large, modern and reliable containership fleet run and supported by highly skilled, experienced and loyal personnel. He founded the management company Shanghai Costamare in 2005, and the manning agency C-Man Maritime Inc. in 2006. Under Konstantinos Konstantakopoulos’s leadership, we have continued to foster a company culture focusing on excellent customer service, industry leadership and innovation.

In November 2010, we completed an initial public offering of shares of our common stock and have since offered additional shares of common stock through two follow-on offerings. In August 2013, we completed an offering of shares of 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”). In January 2014, we completed an offering of shares of 8.50% Series C Cumulative Redeemable Perpetual Preferred Stock (“Series C Preferred Stock”). In May 2015, we completed an offering of shares of 8.75% Series D Cumulative Redeemable Perpetual Preferred Stock (“Series D Preferred Stock”). Our common stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are listed on the New York Stock Exchange. If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

We maintain our principal executive offices at 7 Rue du Gabian, MC 98000 Monaco. Our telephone number at such address is +377 93 25 09 40. We maintain a website at www.costamare.com. The information contained on or linked to or from our website is not incorporated herein by reference. Our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of our registered agent at such address is The Trust Company of the Marshall Islands, Inc.

Additional information about the Company and its subsidiaries is included in documents incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference”.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled “Where You Can Find Additional Information”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our securities. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or risks that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Marshall Islands corporation and our principal executive offices are located outside of the United States in Monaco. All of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, all or a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws.

Furthermore, there is uncertainty as to whether the courts of the Marshall Islands, Monaco or other countries where our directors may reside would enter judgments in original actions brought in those courts predicated on U.S. Federal or state securities laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $300,000,000 of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information”.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus and Costamare Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on April 27, 2016;

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our Reports on Form 6-K, furnished to the SEC on May 12, 2016 and August 9, 2016, and Exhibit 99.2 to our Reports on Form 6-K, furnished to the SEC on April 20, 2016, July 27, 2016 and October 24, 2016.

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on October 27, 2010 which incorporates by reference the description of our common stock contained in our registration statement on Form F-1 (File No. 333-170033), as amended, filed with the SEC on October 20, 2010, and any amendments or reports filed updating that description;

•

the description of our Series B Preferred Stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on August 2, 2013 which incorporates by reference the description of the Series B Preferred Stock contained in our prospectus filed with the SEC on July 31, 2013, pursuant to Rule 424(b) under the Securities Act, which prospectus constitutes a part of our registration statement on Form F-3 (File No. 333-179244), filed with the SEC on January 30, 2012, and any amendments or reports filed updating that description;

•

the description of our Series C Preferred Stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on January 15, 2014 which incorporates by reference the description of the Series C Preferred Stock contained in our prospectus filed with the SEC on January 14, 2014, pursuant to Rule 424(b) under the Securities Act, which prospectus constitutes a part of our registration statement on Form F-3 (File No. 333-191833), filed with the SEC on October 21, 2013, as amended by Amendment No. 1 thereto filed with the SEC on November 20, 2013, and any other amendments or reports filed updating that description; and

•

the description of our Series D Preferred Stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on May 7, 2015 which incorporates by reference the description of the Series D Preferred Stock contained in our prospectus filed with the SEC on May 7, 2015, pursuant to Rule 424(b) under the Securities Act, which prospectus constitutes a part of our registration statement on Form F-3 (File No. 333-191833), filed with the SEC on October 21, 2013, as amended by Amendment No. 1 thereto filed with the SEC on November 20, 2013, and any other amendments or reports filed updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial registration statement filing and prior to the effectiveness of the registration statement and after the date of this prospectus (in each case, if such Form 6-K states that it is incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 101 to our Annual Report on Form 20-F and our Reports on Form 6-K will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investors” section of our website at www.costamare.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests for such information should be made to us at the following address:

Costamare Inc.
7 Rue du Gabian
MC 98000 Monaco
Telephone: +377-93-25-09-40
Attention: Anastassios Gabrielides

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows our unaudited ratios of earnings to (a) fixed charges and (b) fixed charges and preferred stock dividends for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with U.S. GAAP.

	Year Ended December 31,					Six Months Ended June 30,
	2011	2012	2013	2014	2015	2016
Ratio of Earnings to Fixed Charges(1)	2.16	2.00	2.18	2.33	2.84	2.99
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)	2.16	2.00	2.14	2.06	2.32	2.31

(1)	For purposes of calculating the ratios of earnings to fixed charges and to fixed charges and preferred stock dividends:

•

“earnings” consist of pre-tax income from continuing operations before adjustment for equity investees (which include non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees, amortization of capitalized interest, distributed income of equity investees, less loss from equity investees with guaranteed debt;

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“fixed charges” represent interest incurred (whether expensed or capitalized), interest expense of loss-making, equity investees with guaranteed debt and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount. Costamare is guarantor for the debt (including sale and leaseback transactions) of certain equity investees; and

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“preferred stock dividends” refers to the amount of pre-tax earnings that is accrued for dividends on outstanding preferred stock. Beginning on August 7, 2013, we had 2,000,000 shares of Series B Preferred Stock outstanding, beginning on January 21, 2014, we had 4,000,000 shares of Series C Preferred Stock outstanding and beginning on May 13, 2015, we had 4,000,000 shares of Series D Preferred Stock outstanding.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	potential future vessel acquisitions and other investments;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations, new vessel acquisitions and other investments.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

A description of our common stock can be found in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on October 27, 2010 which incorporates by reference the description of our common stock contained in our registration statement on Form F-1 (File No. 333-170033), as amended, filed with the SEC on October 20, 2010, and any amendments or reports filed updating that description. A description of our Series B Preferred Stock can be found in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on August 2, 2013 which incorporates by reference the description of the Series B Preferred Stock contained in our prospectus filed with the SEC on July 31, 2013, pursuant to Rule 424(b) under the Securities Act, which prospectus constitutes a part of our registration statement on Form F-3 (File No. 333-179244), filed with the SEC on January 30, 2012, and any amendments or reports filed updating that description. A description of our Series C Preferred Stock can be found in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on January 15, 2014 which incorporates by reference the description of the Series C Preferred Stock contained in our prospectus filed with the SEC on January 14, 2014, pursuant to Rule 424(b) under the Securities Act, which prospectus constitutes a part of our registration statement on Form F-3 (File No. 333-191833), filed with the SEC on October 21, 2013, as amended by Amendment No. 1 thereto filed with the SEC on November 20, 2013, and any other amendments or reports filed updating that description. A description of our Series D Preferred Stock can be found in our registration statement on Form 8-A

(File No. 001-34934), filed with the SEC on May 7, 2015 which incorporates by reference the description of the Series D Preferred Stock contained in our prospectus filed with the SEC on May 7, 2015, pursuant to Rule 424(b) under the Securities Act, which prospectus constitutes a part of our registration statement on Form F-3 (File No. 333-191833), filed with the SEC on November 20, 2013, as amended by Amendment No. 1 thereto filed with the SEC on November 20, 2013, and any other amendments or reports filed updating that description.

DESCRIPTION OF PREFERRED STOCK

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series. The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock. For those shares of preferred stock, if any, that are deposited in an American Depositary Receipt facility pursuant to a deposit agreement, to be entered into with the depositary, the depositary or its nominee is deemed the shareholder (for additional details, see “Description of American Depositary Shares”).

The applicable prospectus supplement will describe the following terms of any series of preferred shares in respect of which this prospectus is being delivered:

•	the designation of the series;

•

the number of shares in the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

On August 7, 2013, we issued 2,000,000 shares of our Series B Preferred Stock. The terms of the statement of designation allow us to issue additional shares of the Series B Preferred Stock.

On January 21, 2014, we issued 4,000,000 shares of our Series C Preferred Stock. The terms of the statement of designation allow us to issue additional shares of the Series C Preferred Stock.

On May 13, 2015, we issued 4,000,000 shares of our Series D Preferred Stock. The terms of the statement of designation allow us to issue additional shares of the Series D Preferred Stock.

The description in the applicable prospectus supplement of any preferred stock we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable statement of designation or specimen stock certificate, which will be filed with the SEC if we offer preferred stock. For more information on how you can obtain copies of any statement of designation or specimen stock certificate if we offer preferred stock, see “Where You Can Find Additional

Information” beginning on page 4 of this prospectus. We urge you to read the applicable statement of designation, the applicable specimen stock certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities would be issued under an indenture between us and a trustee. The debt securities we may offer may be convertible into common stock or other securities. The indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the form of the indenture and the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

The provisions of the indenture do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The debt securities may be convertible into common stock or other securities if specified in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

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the terms on which holders of the debt securities may convert or exchange these securities into or for common stock or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

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information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

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whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material United States federal income tax or other income tax consequences, including, but not limited to:

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tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

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any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•

we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of us; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

The indenture provides that, unless otherwise set forth in a supplemental indenture:

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if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately;

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action; and

•	offered the trustee indemnity satisfactory to it;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

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the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions:

Discharge of Indenture. We may discharge all of our obligations, other than as to transfers and exchanges, under the indenture after we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the trustee for cancellation all of the outstanding debt securities; or

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irrevocably deposited with the trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants and elect not to comply with those covenants without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

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the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the debt securities may convert or exchange debt securities for common stock or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where our obligation runs to the holder of the security named on the face of the security; or

•	in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

New York Law to Govern

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the amount of warrants outstanding;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF THE UNITS

We may issue units consisting of common stock, preferred stock, warrants, rights and debt securities, or in combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

The applicable prospectus supplement relating to any series of units will describe the terms of the units, including, where applicable, the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer units, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

ADSs represent ownership interests in securities that are on deposit with a depositary bank. ADSs may be represented by certificates that are commonly known as American Depositary Receipts (“ADRs”). We may issue ADSs representing preferred stock in one or more series. We will evidence each series of ADSs by ADRs that we will issue under a separate agreement that we will enter into with a depositary. We will indicate the name and principal executive office of the depositary and the particular terms of any ADSs in the applicable prospectus supplement relating to such ADSs.

The applicable prospectus supplement will describe the following terms of any ADSs in respect of which this prospectus is being delivered:

•	the amount of deposited securities represented by one unit of ADRs;

•	any procedure for voting the deposited securities;

•	any procedure for collecting and distributing dividends;

•	the procedures for transmitting notices, reports and proxy soliciting material;

•	the sale or exercise of rights;

•	the deposit or sale of securities resulting from dividends, splits or plans of reorganization;

•	any redemption provisions;

•	the amendment, extension or termination of the deposit arrangements;

•	the rights that holders of ADRs have to inspect the books of the depositary and the list of receipt holders;

•	any restrictions on the right to transfer or withdraw the underlying securities;

•	any limitation on the depositary’s liability; and

•	all fees and charges that a holder of ADRs will have to pay, either directly or indirectly.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Our Annual Report filed on Form 20-F provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our securities. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

NON-UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Our Annual Report filed on Form 20-F provides a discussion of Marshall Island and Liberian tax consequences that may be relevant to prospective investors in our securities. The applicable prospectus supplement may also contain information about any non-U.S. tax considerations relating to the securities covered by such prospectus supplement.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to an aggregate public offering price of $300,000,000. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•	on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in options transactions;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA”, if more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with FINRA Rule 5121.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with a possible offering of $300,000,000 of the securities registered under this registration statement.

SEC Registration Fee		$23,180
Printing		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
NYSE Fees		*
FINRA Fee		45,500
Miscellaneous Costs		*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Cozen O’Connor, New York, New York. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Costamare Inc., appearing in Costamare Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2015, and the effectiveness of Costamare Inc.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports, given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is 8B Chimarras Str., Maroussi, 15125, Athens, Greece and it is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors-Accountants, or SOEL, Greece with registration number 107.

12,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley      Wells Fargo Securities      J.P. Morgan      Citigroup      Stifel

 , 2017